Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2026 Financial Results and Business Highlights

Commercial Momentum Builds with Broader Physician Engagement and Customer Adoption

New Dermatology Group Relationships Support Customer Expansion and Diversification Strategy

Increasing Patient Awareness and International Commercial Activities Create Additional Growth Opportunities

BOCA RATON, Fla., November 12, 2026 – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company committed to providing highly effective, non-invasive treatments for oncological and non-oncological skin conditions, today announced financial results and business highlights for the three months ended September 30, 2026.

Highlights included:

●	Revenues of $6.0 million compared with $6.9 million in the third quarter of 2025, reflecting a product mix of lower-priced SRT-100 systems and the absence of sales to a historically large customer.

●	Gross profit increased to $3.3 million from $2.7 million in the third quarter of 2025 and gross margin improved to 55% from 39.1% in the prior-year period.

●	Shipped 26 systems, including eight carried over from the second quarter of 2026 due to financing approval timing, compared with 16 in the prior-year period. Excluding those eight systems, 18 systems were shipped during the quarter, compared with six shipments to customers other than the Company’s historically largest customer in the third quarter of 2025.

●	Continued physician education initiatives and expanded customer relationships, including initial system purchases by two large private equity-backed dermatology groups.

●	Launched TreatSkinCancer.com, a consumer education resource designed to increase awareness of skin cancer treatment options, complementing the Company’s ongoing physician education initiatives.

●	Advanced international market-development activities across Asia-Pacific, including Australia, New Zealand, China and Hong Kong.

●	Subsequent to quarter end, placed the Company’s 1,000th SRT system, marking an important commercial milestone.

Management Commentary

"Our third quarter results reflect continued progress in building a broader, more diversified customer base and advancing our business toward sustainable profitability," said Joseph Sardano, Chairman and Chief Executive Officer. “With dedicated reimbursement codes now in effect, our conversations with physicians are increasingly focused on how to bring SRT into their practices.

“Our vision is to make SRT a more widely understood and accessible non-invasive treatment option for appropriate patients with non-melanoma skin cancer. We are expanding physician education and patient awareness, including through TreatSkinCancer.com, while pursuing opportunities internationally and developing additional revenue streams tied to system utilization, software and services. The recent sale of our 1,000th SRT system is a milestone I am particularly proud of.

“We have spent years advancing the technology and growing our installed base. Today, we have a reimbursement framework that we believe can support broader adoption and a more scalable business. Our focus is on converting these opportunities into sales, increasing utilization and building a more diversified, sustainably profitable business,” concluded Sardano.

Third Quarter 2026 Financial Results

Revenues were $6.0 million compared with $6.9 million for the quarter ended September 30, 2025, a decrease of $0.9 million, or 13.0%. The revenue decrease primarily reflected a shift in product mix toward lower-priced SRT-100 systems versus higher-priced SRT-100 Vision systems, resulting in a lower average selling price per unit, as well as the absence of sales to a historically large customer. In addition, three systems shipped during the quarter were under the Fair Deal Agreement program and rental arrangements compared to zero in the prior year period, for which revenue is recognized over the term of the agreement rather than at the time of shipment.

Unit shipments increased year-over-year to 26 systems, including eight carried over from the second quarter of 2026, compared with 16 systems in the prior-year period.

Cost of sales was $2.7 million compared to $4.2 million for the quarter ended September 30, 2025, a decrease of $1.5 million, or 35.7%. The decrease in cost of sales was primarily related to the product mix, including a higher proportion of SRT-100 units shipped compared to SRT-100 Vision units shipped, as SRT-100 units have a lower average cost per unit.

Gross profit was $3.3 million compared to $2.7 million for the three months ended September 30, 2025, an increase of $0.6 million, or 22.2%. Overall gross profit percentage was 55%, compared to 39.1% in the corresponding period in 2025. The increase in gross profit and margin was primarily driven by product mix, including a higher proportion of shipments of higher-margin SRT-100 units compared to lower-margin SRT-100 Vision units.

General and administrative expense was $2.3 million compared to $1.9 million for the quarter ended September 30, 2025, an increase of $0.4 million, or 21.1%. The net increase in general and administrative expense was primarily due to higher legal and professional fees offset by reduction of insurance cost.

Selling and marketing expense was $1.5 million, flat with the third quarter of 2025.

Research and development expense was $1.1 million compared to $1.8 million for the quarter ended September 30, 2025, a decrease of $0.7 million, or 38.9%. The decrease was primarily due to a reduction in lobbying cost and reduced headcount.

Other income of $0.1 million and $0.2 million for the quarters ended September 30, 2026 and 2025, respectively, relates primarily to interest income.

Net loss was $1.5 million, or $0.09 per share, compared with net loss of $0.9 million, or $0.06 per share, for the three months ended September 30, 2025.

Adjusted EBITDA was a negative $1.5 million, compared with negative $2.4 million for the third quarter of 2025. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash, restricted cash and cash equivalents were $12.9 million as of September 30, 2026, compared with $15.2 million as of June 30, 2026. The Company had no outstanding borrowings under its revolving line of credit at September 30, 2026. Prepaid inventory was zero compared with $0.6 million as of June 30, 2026. Inventories were $18.0 million compared with $18.5 million as of June 30, 2026.

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call using this link to receive a unique dial-in number to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those unable to pre-register can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please ask the operator to be connected to the Sensus Healthcare conference call.

The call will be webcast live and can be accessed at this link or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management understands that investors and analysts use Adjusted EBITDA, a non-GAAP financial measure, in analyzing the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net loss, as reported	$(1,493)	$(943)	$(12,868)	$(4,552)
Add:
Depreciation	81	98	263	283
Stock compensation expense	70	73	209	219
Income tax (benefit) expense	—	(1,466)	4,079	(2,079)
Interest income, net	(126)	(160)	(368)	(528)
Adjusted EBITDA, non-GAAP	$(1,468)	$(2,398)	$(8,685)	$(6,657)

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” or “potential,” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus Healthcare, Inc., our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments and circumstances are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release as a result of the following factors, among others: the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries, including ongoing geopolitical tensions between the U.S. and China; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation (including the possibility of tariffs and fluctuations in tariffs on equipment we export or materials we import), or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; the possibility that inflationary pressures continue to impact our sales; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission. To date, geopolitical uncertainties have not had any significant impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable. Any forward-looking statements that we make in this release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date this release is filed, except as may be required by applicable law.

Investor Relations Contact

Leigh Salvo

New Street Investor Relations

leigh@newstreetir.com

SENSUS HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except shares and per share data)	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$5,995	$6,884	$11,679	$22,543
Cost of sales	2,707	4,171	6,632	12,573
Gross profit	3,288	2,713	5,047	9,970
Operating expenses:
General and administrative	2,253	1,917	6,079	6,111
Selling and marketing	1,548	1,546	4,319	5,122
Research and development	1,106	1,819	3,806	5,896
Total operating expenses	4,907	5,282	14,204	17,129
Loss from operations	(1,619)	(2,569)	(9,157)	(7,159)
Other income:
Interest income, net	126	160	368	528
Other income, net	126	160	368	528
Loss before income tax	(1,493)	(2,409)	(8,789)	(6,631)
Provision for (benefit from) income taxes	—	(1,466)	4,079	(2,079)
Net loss	$(1,493)	$(943)	$(12,868)	$(4,552)
Net loss per share – basic	$(0.09)	$(0.06)	$(0.78)	$(0.28)
diluted	$(0.09)	$(0.06)	$(0.78)	$(0.28)
Weighted average number of shares used in computing
net loss per share – basic	16,462,059	16,320,036	16,462,255	16,327,233
diluted	16,462,059	16,320,036	16,462,255	16,327,233

SENSUS HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
(in thousands, except shares and per share data)	2026	2025
	(unaudited)
Assets
Current assets
Cash, restricted cash, and cash equivalents	$12,920	$22,083
Accounts receivable, net	1,403	6,041
Inventories	17,965	14,563
Prepaid inventory	—	1,522
Notes receivable, current portion	609	—
Other current assets	1,687	1683
Total current assets	34,584	45,892
Property and equipment, net	2,662	1,976
Deferred tax asset	—	4,079
Operating lease right-of-use assets, net	265	452
Notes receivable, net of current portion	2,731	352
Other noncurrent assets	309	288
Total assets	$40,551	$53,039
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,746	$3,343
Product warranties	302	275
Operating lease liabilities, current portion	278	262
Deferred revenue, current portion	785	842
Total current liabilities	5,111	4,722
Operating lease liabilities, net of current portion	—	209
Deferred revenue, net of current portion	—	10
Total liabilities	5,111	4,941
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—
Common stock, $0.01 par value – 50,000,000 authorized; 17,055,095 issued and 16,462,059 outstanding at September 30, 2026; 17,056,845 issued and 16,463,809 outstanding at December 31, 2025	169	169
Additional paid-in capital	46,300	46,090
Treasury stock, 593,036 shares at cost, at September 30, 2026 and December 31, 2025	(3,876)	(3,876)
(Accumulated deficit) retained earnings	(7,153)	5,715
Total stockholders’ equity	35,440	48,098
Total liabilities and stockholders’ equity	$40,551	$53,039